EXHIBIT 99.1

Magna Entertainment Corp.
337 Magna Drive Aurora, Ontario, Canada L4G 7K1 Tel (905) 726-2462 Fax (905) 726-2585

PRESS RELEASE
MAGNA ENTERTAINMENT CORP. ANNOUNCES THAT IT HAS
COMPLETED ITS ACQUISITION OF AMTOTE INTERNATIONAL

AURORA, ON, August 31, 2006 — Magna Entertainment Corp. ("MEC") (NASDAQ: MECA; TSX: MEC.A) announced today that its wholly owned subsidiary MEC Maryland Investments Inc. ("MEC Maryland") has increased its equity and voting interest in AmTote International, Inc. ("AmTote") by acquiring the remaining 70% of AmTote for a cash purchase price of approximately $13.6 million, subject to a 10% holdback that will be released upon the satisfactory completion of an audited balance sheet. AmTote, a leading provider of totalisator services to the North American pari-mutuel industry with service contracts for over 70 North American racetracks and other wagering entities, became a wholly owned subsidiary of MEC Maryland upon closing of the transaction. MEC Maryland previously acquired its 30% interest in AmTote in August 2003 for a cash purchase price of $3.8 million.

Frank Stronach, Chairman and Interim Chief Executive Officer of MEC, stated: "Acquiring the remaining interest in AmTote represents a unique opportunity. We feel that significant synergies will be available due to the combination of MEC's racetrack operational expertise with AmTote's specialized knowledge of totalisator activities, a key component of the horseracing industry. This will benefit both the horseracing industry and consumers."

Joe DeFrancis, Executive Vice-President of MEC, stated: "Since MEC's initial investment in AmTote, the pace of innovation in the totalisator industry, and at AmTote in particular, has continued to increase. We feel that AmTote is at a key point in its history and as it moves forward we are eager to see it take advantage of its past innovations as well as its and the industry's future potential."

Steve Keech, the newly appointed President of AmTote, stated: "I am very excited to be joining the incredibly strong team at AmTote. Our core technology is the best in the industry, and we will continue to invest in the development of leading edge customer devices and innovative wagering solutions."

MEC, North America's number one owner and operator of horse racetracks, based on revenues, acquires, develops and operates horse racetracks and related casino and pari-mutuel wagering operations, including off-track betting facilities. Additionally, MEC owns and operates XpressBet®, a national Internet and telephone account wagering systems, and Horse Racing TV™, a 24-hour horse racing television network.

This press release contains "forward-looking statements" within the meaning of applicable securities legislation, including the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. These forward-looking statements may include, among others, statements regarding: our strategies and plans; expectations as to financing and liquidity requirements and arrangements; expectations as to operational improvements; expectations as to cost savings, revenue growth and earnings; the time by which certain redevelopment projects, transactions or other objectives will be achieved; estimates of costs relating to environmental remediation and restoration; proposed new racetracks or other developments, products and services; expectations as to the timing and receipt of government approvals and regulatory changes in gaming and other racing laws and regulations; expectations that claims, lawsuits, environmental costs, commitments, contingent liabilities, labor negotiations or agreements, or other matters will not have a material adverse effect on our consolidated financial position, operating results, prospects or liquidity; projections, predictions, expectations, estimates, beliefs or forecasts as to our financial and operating results and future economic performance; and other matters that are not historical facts.

In making the forward-looking statements contained in this news release, we have assumed that we: will be able to successfully execute our strategies and plans discussed in the release in a timely manner; will be able to satisfy our financing requirements on adequate terms and maintain adequate liquidity to achieve our business goals; will achieve expected operational improvements, cost savings and revenue growth and earnings.

Forward-looking statements should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or the times at or by which such performance or results will be achieved. Undue reliance should not be placed on such statements. Forward-looking statements are based on information available at the time and/or management's good faith assumptions and analyses made in the light of our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances and are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company's control, that could cause actual events or results to differ materially from such forward-looking statements.

Forward-looking statements speak only as of the date the statements were made. We assume no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect thereto or with respect to other forward-looking statements.

For more information contact:
Blake Tohana
Executive Vice-President and Chief Financial Officer
Magna Entertainment Corp.
337 Magna Drive, Aurora, ON L4G 7K1
Telephone: 905-726-7493
www.magnaent.com